EXHIBIT 99.1 News Release

170 Mt. Airy Road
Basking Ridge, NJ 07920
CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000
FOR IMMEDIATE RELEASE
Investors: Lauren Levine/Lanie Fladell
Media: Sean Leous
FD Morgen-Walke
212-850-5600

HOOPER HOLMES REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

BASKING RIDGE, NJ, April 24, 2003, Hooper Holmes, Inc. (AMEX:HH) today reported financial results for the first quarter ended March 31, 2003.

Total revenues for the quarter grew 13% to $74.9 million from $66.5 million in the first quarter last year, reflecting contributions from the Company’s acquisitions of D&D Associates and Medicals Direct Group plc in 2002.

Revenues for the Health Information Business Unit, comprised of the Company’s Portamedic, Infolink, Heritage Labs and Medicals Direct divisions, were $66.1 million, or 88% of total revenues. Medicals Direct increased its revenues 65% to $3.3 million compared to $2.0 million in the 2002 first quarter, prior to being acquired by Hooper Holmes in August 2002. Revenues for the Diversified Business Unit, comprised of D&D Associates, were $8.7 million, or 12% of total revenues, a 16% improvement over D&D’s $7.5 million in revenue for the first quarter of 2002, prior to being acquired by Hooper Holmes in November 2002.

Net income for the first quarter 2003 was $4.7 million, or $0.07 per diluted share, compared to $5.8 million, or $0.09 per diluted share, reported in the first quarter of 2002. Net income was impacted by lower revenues from the core health information business and increased SG&A expenses related to higher insurance, legal and administrative costs. Additionally, the acquisitions in late 2002, on a comparative basis, added $2.0 million of SG&A.

Commenting on the quarter, Mr. McNamee stated, “The positive effect of acquisitions more than offset the impact of continued softness in life insurance applications on our U.S. health information business. This balance demonstrates the effectiveness of our ongoing efforts to diversify our revenues, a key element of our business plan.”

Mr. McNamee continued, “We are forging ahead, continuing to execute our strategy of leveraging our leading health information business to expand our presence in complementary areas of the life and health insurance industries. As we move further along, we are evaluating those U.S. regions with no-fault automobile insurance programs where IME’s play an important role. Our plan is to be operating in additional states this year, and we have targeted six opportunities in four states that we are actively pursuing.”

Looking ahead, Mr. McNamee stated, “Based on current information, we expect second quarter 2003 revenues to range between $75 million and $77 million. For the full year 2003, we continue to expect revenues to range between $300 million and $320 million, with earnings growth in the range of 20% to 25% over 2002 earnings, excluding e-Nable charges in 2002.”

Hooper Holmes will host a conference call today to discuss first quarter results at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company’s website located at http://www.hooperholmes.com. In addition, an online archive of the broadcast will be available within two hours of the live call until the next quarterly conference call.

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in the entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

-TABLES TO FOLLOW-

HOOPER HOLMES INC.

2003 CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Three Months ended March 31,
	2003	2002
Revenues	$74,850	$66,490
Cost of operations	52,099	45,901

Gross profit	22,751	20,589

Selling, general and administrative expenses	14,949	11,236

Operating income	7,802	9,353

Other income (expense):
Interest expense	(60)	(29)
Interest income	215	555
Other income, expense, net	(326)	(190)

	(171)	336

Income before income taxes	7,631	9,689
Income taxes	2,973	3,876

Net income	$4,658	$5,813

Earnings per share:
Basic	$0.07	$0.09
Diluted	$0.07	$0.09

Weighted average number of shares:
Basic	64,744,169	64,871,744
Diluted	66,222,850	67,724,851

-MORE-

HOOPER HOLMES, INC.

CONSOLIDATED BALANCE SHEETS

	3/31/2003	12/31/2002
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,242,137	$23,298,151
Marketable securities	21,597,437	22,761,101
Accounts receivable, net	31,477,879	27,809,521
Other current assets	6,340,293	6,823,818

Total current assets	82,657,746	80,692,591

Property, plant and equipment:	31,055,667	30,620,147
Less: Accumulated depreciation and amortization	22,486,277	21,924,363

Property, plant and equipment, net	8,569,390	8,695,784

Goodwill, net	118,994,353	117,075,544
Intangible assets, net	27,924,733	28,474,439
Other assets	1,323,529	1,291,172

Total assets	$239,469,751	$236,229,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$0	$172,776
Accounts payable	10,492,169	10,436,388
Accrued expenses:
Insurance benefits	29,531	484,748
Salaries, wages and fees	1,462,051	1,816,791
Payroll and other taxes	441,599	449,093
Income taxes payable	4,073,355	2,703,713
Other	5,183,775	5,853,132

Total current liabilities	21,682,480	21,916,641

Long term debt, less current maturities	3,060,668	3,313,983
Other long term liabilities	806,195	806,195
Deferred income taxes	3,416,349	3,483,114
Minority interest	1,113,554	902,650

Stockholders’ equity:
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 67,499,074 in 2003 and 2002.	2,699,963	2,699,963
Additional paid-in capital	127,962,449	128,079,363
Accumulated other comprehensive income	112,813	160,873
Retained earnings	99,857,814	96,009,551

	230,633,039	226,949,750
Less: Treasury stock at cost (2,802,451 and 2,754,151 shares)	21,242,534	21,142,803

Total stockholders’ equity	209,390,505	205,806,947

Total liabilities and stockholders’ equity	$239,469,751	$236,229,530

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